Filed Pursuant to Rule 424(b)(5)
Registration No. 333-295834

4,568,308 Shares

Common Stock

We are offering 1,261,384 shares of our common stock and the selling stockholder identified in this prospectus supplement (the “selling stockholder”) is offering 3,306,924 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

We have granted the underwriters the option to purchase up to an additional 685,246 shares of common stock at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “PDFS.” On May 12, 2026, the last reported sale price of our common stock on Nasdaq was $50.95 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement and page S-4 of the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$44.00	$201,005,552
Underwriting discounts and commissions (1)	$1.98	$9,045,250
Proceeds, before offering expenses, to us	$42.02	$53,003,356
Proceeds, before offering expenses, to the selling stockholder	$42.02	$138,956,946

(1)	See the section titled “Underwriting (Conflict of Interest)” for additional information regarding compensation payable to the underwriters.

The underwriters expect to deliver the shares of common stock to purchasers on or about May 15, 2026.

Morgan Stanley

Wells Fargo Securities	Societe Generale	Needham & Company

Rosenblatt Securities	D.A. Davidson & Co.	Northland Capital Markets

Prospectus Supplement dated May 13, 2026.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We, the selling stockholder and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement or in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the common stock.

For investors outside the United States: We, the selling stockholder and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement outside of the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement and the accompanying prospectus, the terms “PDF Solutions,” “PDF,” the “Company,” “we,” “us” and “our” refer to PDF Solutions, Inc., and its consolidated subsidiaries, unless otherwise specified.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of common stock. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission (the “SEC”). This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

Cimetrix, CV, DirectScan, Exensio, PDF Solutions, Sapience, secureWISE, and logos for the same, are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries. All other trademarks, trade names and service marks appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

NON-GAAP FINANCIAL MEASURES

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), PDF Solutions also provides certain non-GAAP financial measures. Non-GAAP gross profit and margin exclude stock-based compensation expense and the amortization of acquired technology under costs of revenues. Non-GAAP costs of revenues exclude stock-based compensation expense and the amortization of acquired technology under costs of revenues. Non-GAAP research and development expenses exclude stock-based compensation expense and write-down in value of property and equipment. Non-GAAP selling, general and administrative expenses exclude stock-based compensation expense, the effects of certain non-recurring items, such as expenses for certain legal proceedings, and acquisition-related and integration costs, and write-down in value of property and equipment. Non-GAAP operating income (loss) and margin exclude stock-based compensation expense, amortization of acquired intangible assets, the effects of certain non-recurring items, such as expenses for certain legal proceedings, and acquisition-related and integration costs and write-down in value of property and equipment. Non-GAAP net income (loss) and Non-GAAP net income (loss) per diluted share exclude stock-based compensation expense, amortization of acquired intangible assets, amortization of debt issuance costs and the effects of certain non-recurring items, such as expenses for certain legal proceedings, acquisition-related and integration costs, loss on damaged equipment in-transit, write-down in value of property and equipment, recovery from previously written-off property and equipment, and their related income tax effects, as applicable, as well as adjustments for the valuation allowance for deferred tax assets and reconciling items and tax impact of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in March 2020.

Non-GAAP financial measures are used by management internally to measure the Company’s profitability and performance. PDF Solutions’ management believes that these non-GAAP measures provide useful supplemental information to investors regarding the Company’s ongoing operations in light of the fact that none of these categories of expense and income has a current effect on the future uses of cash (with the exception of expenses related to certain legal proceedings and acquisition-related and integration costs) nor do they impact the generation of current or future revenues. These non-GAAP results should not be considered an alternative to, or a substitute for, GAAP financial information, and may differ from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income or loss as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF Solutions has included these non-GAAP measures to give investors an opportunity to see the Company’s financial results as viewed by management.

For reconciliation of the comparable GAAP financial measures to the non-GAAP financial measures, see “Summary Historical Consolidated Financial Information” below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. Forward-looking statements include all statements that are not historical facts, including statements reflecting our current views with respect to, among other things, our plans, strategies and prospects, both business and financial, including our possible or assumed future actions, opportunities for growth and margin expansion, addressable market opportunity, improvements to our balance sheet and leverage, capital expenditures, consumer demand, industry and economic trends, business strategies, events or results of operations. These statements may be preceded by, followed by or otherwise include the words “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are based on management’s current beliefs and assumptions and are not guarantees of future performance. The forward-looking statements are subject to future events, circumstances, uncertainties, and risks that could cause results to differ materially, including risks associated with: the effectiveness of the Company’s business and technology strategies; semiconductor industry trends and competition; rates of adoption of the Company’s solutions by new and existing customers; project milestones or delays and performance criteria achieved; cost and schedule of new product development and investments in research and development; the continuing impact of macroeconomic conditions, including inflation, changing interest rates and tariffs, the evolving trade regulatory environment and geopolitical tensions, and other trends impacting the semiconductor industry, the Company’s customers, operations, and supply and demand for its products; supply chain disruptions; changes in laws and regulations, including recent tax and data privacy laws and regulations, or the interpretation or enforcement thereof; the success of the Company’s strategic growth opportunities and partnerships; recent and future acquisitions, strategic alliances and relationships and the Company’s ability to successfully integrate acquired businesses and technologies; whether the Company can successfully convert backlog into revenue; customers’ production volumes under contracts that provide Gainshare; the sufficiency of the Company’s cash resources and anticipated funds from operations; the Company’s ability to obtain additional financing if needed; the Company’s ability to use support and updates for certain open-source software; and other risks and uncertainties, including the risks detailed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC, and as such risk factors may be updated from time to time in our periodic filings with the SEC, which filings are incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and are accessible on the SEC’s website at www.sec.gov. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive. Consequently, we caution investors not to place undue reliance on any forward-looking statements, as no forward-looking statement can be guaranteed, and actual results may vary materially.

Any forward-looking statements made by us in this prospectus supplement and the accompanying prospectus speak only as of the date of this prospectus supplement and the accompanying prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement and the accompanying prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. Except as required by law, we do not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully before you decide to invest in our common stock. This prospectus supplement contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus supplement.

Business Overview

We provide comprehensive data solutions designed to empower organizations across the semiconductor and electronics ecosystems to improve the yield and quality of their products and operational efficiency for increased profitability. We derive revenues from two categories, Platform and Volume-based fees. Our offerings that contribute to Platform revenue are licenses for software (other than Cimetrix runtime licenses) and related software maintenance and technical support services; software-as-a-service (SaaS); engineering services; fixed fees associated with Characterization Vehicle systems; and licenses and purchase contracts for DirectScan systems (formerly known as DFI systems). Volume-based revenue is derived from Cimetrix runtime licenses, secureWISE data, and variable/royalty fees associated with CV systems (sometimes referred to as Gainshare). We are headquartered in Santa Clara, California, and operate worldwide with additional offices in the United States of America, Canada, China, France, Germany, Italy, Japan, South Korea, and Taiwan.

For decades, due to the challenge of timely managing very large amounts of data, manufacturing analytics often functioned as an overlay in the semiconductor industry: though powerful, it was disconnected from direct execution. We are reframing analytics as infrastructure: a shared data backbone that spans characterization, process development, high-volume manufacturing, test, and assembly. We believe that this distinction is critical as data volumes explode and process interactions become increasingly nonlinear. By seeking to standardize how data is ingested, contextualized, and analyzed across domains, the PDF Solutions Platform is designed to reduce reliance on custom integrations and tribal knowledge. The result is intended to be not simply better visibility, but a common analytical language that enables faster root-cause analysis, more consistent decision-making, and shared accountability across teams and partners. Additionally, we believe that valuable, trusted, production-ready applications of artificial intelligence (“AI”) in an industrial context need to be anchored on that type of robust, scalable, and secure data platform. Our aim is for the PDF Solutions Platform to enable the scaling of AI across the semiconductor ecosystem.

The IDC Semiconductor Market Forecast as of April 2026 estimates that the semiconductor industry represents a projected $1 trillion revenue market, with forecasted growth from $556 billion in 2023 to $1.687 trillion in 2029. We estimate that manufacturing costs represent $400 - $500 billion of this market and that tools are operating at approximately 60%-80% efficiency. We believe that our products could create $140 billion in value in this market. Our specific total addressable market opportunity within the semiconductor industry is estimated to be $5.3 billion as of 2030 based on internal estimates.

THE OFFERING

Common stock offered by us	1,261,384 shares of common stock, $0.00015 par value per share.

Common stock offered by the selling stockholder	3,306,924 shares of common stock, $0.00015 par value per share.

Common stock to be outstanding after this offering	41,172,377 shares (or 41,857,623 shares if the underwriters’ option to purchase additional shares of common stock from us is exercised in full).

Option to purchase additional

shares of common stock	The underwriters have the option to purchase up to 685,246 additional shares of common stock from us at the public offering price less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds that we will receive from the sale of shares of our common stock in this offering will be approximately $53.0 million (or approximately $81.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The selling stockholder will be responsible for all reasonable, documented, out-of-pocket costs and expenses with respect to this offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder in this offering. We currently intend to use the net proceeds to us from this offering for general corporate purposes, which may include repayment of indebtedness. We will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in investment-grade interest-bearing securities.

Conflict of Interest	Because an affiliate of Wells Fargo Securities, LLC is the administrative agent under our Credit Agreement and may receive at least 5% of the net proceeds of this offering, Wells Fargo Securities, LLC could be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, none of the underwriters having a “conflict of interest” will confirm sales to discretionary accounts without the prior specific written consent of the account holder.

Risk Factors	See the section titled “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Symbol	“PDFS”.

The total number of shares of our common stock outstanding after this offering is based on 39,910,993 shares of our common stock outstanding as of March 31, 2026, and excludes:

•

16,302 shares of common stock issuable upon the exercise of options outstanding under our Tenth Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”) with a weighted average exercise price of $17.01 per share;

•	1,628,824 shares of common stock issuable upon the vesting of restricted stock units outstanding under the 2011 Plan;

•	3,200,593 shares of common stock reserved for issuance under the 2011 Plan; and

•	523,886 shares of common stock reserved for issuance under our Second Amended and Restated 2021 Employee Stock Purchase Plan (the “ESPP”).

Unless otherwise stated, information in this prospectus supplement (except for the historical financial statements) assumes:

•	no exercises of options outstanding as of March 31, 2026;

•	no vesting of restricted stock units outstanding as of March 31, 2026; and

•	no exercise by the underwriters of their option to purchase up to an additional 571,038 shares of common stock from us.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table shows (i) summary historical audited consolidated financial statements for the fiscal years ended December 31, 2025, 2024, and 2023 and (ii) summary historical consolidated financial statements derived from our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2026 and 2025.

The summary historical consolidated statements of operations and comprehensive income (loss) and cash flows data presented below for the years ended December 31, 2025, 2024, and 2023 and the balance sheet data as of December 31, 2025 and 2024 have been derived from, and should be read together with, our audited consolidated historical financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

The summary historical consolidated balance sheet data as of March 31, 2026 and the summary historical consolidated statements of operations and comprehensive income (loss) and cash flows data for the three months ended March 31, 2026 and 2025 have been derived from, and should be read together with, our unaudited interim condensed consolidated financial statements and the accompanying notes incorporated by reference into this prospectus supplement. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

The historical revenue data presented below for the twelve months ended March 31, 2026 has been derived by subtracting revenue for the three months ended March 31, 2025 from revenue for the year ended December 31, 2025 and adding revenue for the three months ended March 31, 2026. The historical revenue data for the years ended December 31, 2015 through 2022 has been derived from our audited consolidated financial statements for those years, which are not incorporated by reference into this prospectus supplement. The historical revenue data is presented for illustrative purposes only and is not necessarily indicative of future results.

The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement.

Our historical results are not necessarily indicative of results to be expected in future periods, and our interim results are not necessarily indicative of results to be expected for the full fiscal year or any other period.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31, 2026	December 31,
		2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,153	$42,220	$90,594
Short-term investments	—	—	24,291
Accounts receivable, net of allowance for credit losses	96,016	82,938	73,649
Prepaid expenses and other current assets	48,475	38,735	17,445

Total current assets	175,644	163,893	205,979
Property and equipment, net	90,477	81,609	48,465
Operating lease right-of-use assets, net	4,592	4,778	4,029
Goodwill	95,006	95,005	14,953
Intangible assets, net	50,127	52,194	12,307
Deferred tax assets, net	44	69	43
Other non-current assets	14,674	21,149	29,513

Total assets	$430,564	$418,697	$315,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,703	$17,076	$8,255
Accrued compensation and related benefits	23,874	22,437	16,855
Accrued and other current liabilities	6,977	8,719	8,752
Operating lease liabilities – current portion	2,073	1,982	1,675
Deferred revenues – current portion	23,102	19,441	25,005
Current portion of long-term debt, net	2,238	2,236	—

Total current liabilities	74,967	71,891	60,542
Long-term income taxes	4,580	4,273	2,915
Operating lease liabilities – non-current portion	3,475	3,838	3,504
Long-term debt, net	64,214	64,763	—
Other non-current liabilities	2,863	2,910	2,291

Total liabilities	150,099	147,675	69,252

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	6	6	6
Additional paid-in capital	542,176	533,503	502,902
Treasury stock, at cost	(169,518)	(165,808)	(159,352)
Accumulated deficit	(89,837)	(94,628)	(93,988)
Accumulated other comprehensive loss	(2,362)	(2,051)	(3,531)

Total stockholders’ equity	280,465	271,022	246,037

Total liabilities and stockholders’ equity	$430,564	$418,697	$315,289

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

	Year Ended December 31,
	2025	2024	2023
Revenues:
Platform	$181,025	$157,166	$147,509
Volume-based	37,999	22,299	18,326

Total revenues	219,024	179,465	165,835

Costs and Expenses:
Costs of revenues	60,623	54,144	51,749
Research and development	64,234	53,566	50,736
Selling, general, and administrative	84,736	69,924	62,216
Amortization of acquired intangible assets	3,584	896	1,285

Income (loss) from operations	5,847	935	(151)
Interest expense	(3,955)	—	—
Interest income and other, net	1,309	5,644	5,020

Income before income tax expense	3,201	6,579	4,869
Income tax expense	(3,841)	(2,522)	(1,764)

Net income (loss)	$(640)	$4,057	$3,105

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	1,489	(1,143)	148
Change in unrealized loss related to available-for-sale debt securities, net of tax	(9)	(1)	15

Total other comprehensive income (loss)	1,480	(1,144)	163

Comprehensive income	$840	$2,913	$3,268

Net income (loss) per share:
Basic	$(0.02)	$0.11	$0.08

Diluted	$(0.02)	$0.10	$0.08

Weighted average common shares used to calculate net income (loss) per share:
Basic	39,317	38,602	38,015

Diluted	39,317	39,047	38,937

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues:
Platform	$50,936	$37,321
Volume-based	9,194	10,457

Total revenues	60,130	47,778

Costs and Expenses:
Costs of revenues	16,938	12,955
Research and development	18,328	14,628
Selling, general, and administrative	17,492	23,372
Amortization of acquired intangible assets	1,059	378

Income (loss) from operations	6,313	(3,555)
Interest expense	(1,089)	(311)
Interest income and other, net	592	870

Income (loss) before income tax expense	5,816	(2,996)
Income tax expense	(1,025)	(36)

Net income (loss)	$4,791	$(3,032)

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	(311)	462
Change in unrealized loss related to available-for-sale debt securities, net of tax	—	(10)

Total other comprehensive income (loss)	(311)	452

Comprehensive income (loss)	$4,480	$(2,580)

Net income (loss) per share:
Basic	$0.12	$(0.08)

Diluted	$0.12	$(0.08)

Weighted average common shares used to calculate net income (loss) per share:
Basic	39,857	39,088

Diluted	40,377	39,088

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net income (loss)	$(640)	$4,057	$3,105
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	25,925	25,047	21,484
Depreciation and amortization	4,085	3,628	4,986
Amortization of acquired intangible assets	7,255	3,231	3,551
Amortization of costs capitalized to obtain revenue contracts	3,155	2,674	2,142
Net accretion of discounts on short-term investments	(279)	(1,542)	(1,174)
Loss on damaged equipment in-transit, net of (recovery) from previously written-off property and equipment	(641)	586	—
Deferred taxes	895	(74)	(108)
Other	(103)	2,386	(198)
Changes in operating assets and liabilities:
Accounts receivable	(6,343)	(28,800)	(2,748)
Prepaid expenses and other current assets	(16,361)	(2,033)	(7,329)
Operating lease right-of-use assets	1,589	1,580	1,205
Other non-current assets	6,574	(3,577)	(4,166)
Accounts payable	4,882	2,791	(2,145)
Accrued compensation and related benefits	5,255	2,288	(2,188)
Accrued and other liabilities	(2,630)	1,780	110
Deferred revenues	(6,866)	(2,629)	(640)
Operating lease liabilities	(1,699)	(1,690)	(1,287)

Net cash provided by operating activities	24,053	9,703	14,600

Cash flows from investing activities:
Proceeds from maturities and sales of short-term investments	27,498	68,125	43,800
Purchases of short-term investments	(2,937)	(54,331)	(59,598)
Purchase of convertible promissory note	—	(2,000)	—
Purchases of property and equipment	(32,631)	(17,155)	(11,236)
Prepayment for the purchase of property and equipment	(214)	(630)	(89)
Proceeds from sale and recovery from previously written-off property and equipment	641	55	105
Purchases of intangible assets	—	—	(150)
Payment for business acquisition, net of cash acquired	(129,718)	—	(1,823)

Net cash used in investing activities	(137,361)	(5,936)	(28,991)

Cash flows from financing activities:
Proceeds from long-term debt, net of debt discount	69,550	—	—
Payments of debt issuance costs	(900)	—	—
Repayments of long-term debt	(1,875)	—	—
Proceeds from exercise of stock options and employee stock purchase plan	4,244	4,196	4,324
Payments for taxes related to net share settlement of equity awards	(6,212)	(8,530)	(9,471)
Repurchases of common stock	(244)	(6,899)	(743)

Net cash provided by (used in) financing activities	64,563	(11,233)	(5,890)

Effect of exchange rate changes on cash and cash equivalents	371	(918)	(365)

Net change in cash and cash equivalents	(48,374)	(8,384)	(20,646)
Cash and cash equivalents at beginning of year	90,594	98,978	119,624

Cash and cash equivalents at end of year	$42,220	$90,594	$98,978

Continued on next page

CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED

(in thousands)

	Year Ended December 31,
	2025	2024	2023
Supplemental disclosure of cash flow information:
Cash payments for:
Income taxes	$2,701	$2,562	$3,783

Amounts included in the measurement of operating lease liabilities	$1,960	$1,784	$1,648

Interest on long-term debt	$3,720	$—	$—

Supplemental disclosure of noncash information:
Prepayments for purchase of property and equipment transferred from prepaid assets to property and equipment	$505	$89	$66

Property and equipment received and accrued in accounts payable and accrued and other current liabilities	$12,291	$7,272	$1,599

Net carrying value of property and equipment sold and expensed in cost of revenues, and property and equipment transferred to sales-type leases and from other non-current assets, net	$3,242	$7,157	$8,076

Stock-based compensation capitalized as property and equipment	$432	$364	$72

Operating lease liabilities arising from obtaining right-of-use assets	$2,292	$718	$131

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$4,791	$(3,032)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	6,396	6,596
Depreciation and amortization	1,559	685
Amortization of acquired intangible assets	2,057	1,056
Amortization of costs capitalized to obtain revenue contracts	759	872
Net accretion of discounts on short-term investments	—	(196)
Deferred taxes	263	(312)
Other	8	(248)
Changes in operating assets and liabilities:
Accounts receivable	(12,980)	13,033
Prepaid expenses and other current assets	(5,213)	(5,123)
Operating lease right-of-use assets	416	374
Other non-current assets	1,093	(4,124)
Accounts payable	(1,851)	84
Accrued compensation and related benefits	1,494	(6,025)
Accrued and other liabilities	(370)	3,936
Deferred revenues	3,752	1,504
Operating lease liabilities	(500)	(440)

Net cash provided by operating activities	1,674	8,640

Cash flows from investing activities:
Proceeds from maturities and sales of short-term investments	—	16,998
Purchases of short-term investments	—	(2,938)
Purchases of property and equipment	(10,473)	(8,105)
Prepayment for the purchase of property and equipment	(27)	(98)
Payment for business acquisition, net of cash acquired	—	(129,718)

Net cash used in investing activities	(10,500)	(123,861)

Cash flows from financing activities:
Proceeds from long-term debt, net of debt discount	—	69,550
Payments of debt issuance costs	—	(400)
Repayments of long-term debt	(625)	—
Proceeds from exercise of stock options and employee stock purchase plan	2,189	2,128
Payments for taxes related to net share settlement of equity awards	(3,710)	(3,320)

Net cash provided by (used in) financing activities	(2,146)	67,958

Effect of exchange rate changes on cash and cash equivalents	(95)	403

Net change in cash and cash equivalents	(11,067)	(46,860)
Cash and cash equivalents at beginning of period	42,220	90,594

Cash and cash equivalents at end of period	$31,153	$43,734

Continued on next page

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2026	2025
Supplemental disclosure of cash flow information:
Cash payments for:
Income taxes	$817	$226

Amounts included in the measurement of operating lease liabilities	$572	$481

Interest on long-term debt	$1,010	$—

Supplemental disclosure of noncash information:
Prepayments for purchase of property and equipment transferred from prepaid assets to property and equipment	$190	$136

Property and equipment received and accrued in accounts payable and accrued and other current liabilities	$11,984	$6,094

Stock-based compensation capitalized as property and equipment	$88	$119

Operating lease liabilities arising from obtaining right-of-use assets	$257	$—

Debt financing costs included in accounts payable	$—	$500

Historical Revenue

(in thousands)

	Twelve Months Ended,
	March 31, 2026	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
	(Unaudited)
Revenue	$231,376	$219,024	$179,465	$165,835	$148,549	$111,060

	Twelve Months Ended,
	December 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Revenue	$88,046	$85,585	$85,794	$101,871	$107,461	$97,977

GAAP to Non-GAAP Reconciliation of Gross Margin

(in thousands, except percentages)

	Year Ended December 31,
	2025	2024	2023	2022	2021	2020
GAAP
Total revenues	$219,024	$179,465	$165,835	$148,549	$111,060	$88,046
Cost of revenues	60,623	54,144	51,749	47,907	44,193	36,765

GAAP Gross Profit	$158,401	$125,321	$114,086	$100,642	$66,867	$51,281

GAAP Gross Margin	72%	70%	69%	68%	60%	58%

Non-GAAP
GAAP Gross Profit	$158,401	$125,321	$114,086	$100,642	$66,867	$51,281
Adjustments to reconcile GAAP to non-GAAP Gross Profit:
Stock-based compensation expense	5,252	5,087	4,169	2,974	2,563	3,454
Amortization of acquired technology under costs of revenues	3,671	2,335	2,266	2,214	2,079	705

Non-GAAP Gross Profit	$167,324	$132,743	$120,521	$105,830	$71,509	$55,440

Non-GAAP Gross Margin	76%	74%	73%	71%	64%	63%

GAAP to Non-GAAP Reconciliation of Operating Margin

(in thousands)

	Year Ended December 31,
	2025	2024	2023	2022	2021	2020
Revenue	$219,024	$179,465	$165,835	$148,549	$111,060	$88,046
Cost of Revenue - GAAP	$60,623	$54,144	$51,749	$47,907	$44,193	$36,765
Adjustments to reconcile GAAP Cost of Revenue to Non-GAAP Cost of Revenue:
Stock-based compensation expense	(5,252)	(5,087)	(4,169)	(2,974)	(2,563)	(3,454)
Amortization of acquired intangible assets	(3,671)	(2,335)	(2,266)	(2,214)	(2,079)	(705)

Cost of Revenue - Non-GAAP	$51,700	$46,722	$45,314	$42,719	$39,551	$32,606
Research & Development – GAAP	$64,234	$53,566	$50,736	$56,126	$43,780	$34,654
Adjustments to reconcile GAAP R&D to Non-GAAP R&D:
Stock-based compensation expense	(9,460)	(8,958)	(7,711)	(9,391)	(5,515)	(4,800)
Write-down in value of property and equipment	—	—	—	—	—	(328)

Research & Development - Non-GAAP	$54,774	$44,608	$43,025	$46,735	$38,265	$29,526
Selling, General, & Administrative - GAAP	$84,736	$69,924	$62,216	$45,338	$37,649	$32,677
Adjustments to reconcile GAAP SG&A to Non-GAAP SG&A:
Stock-based compensation expense	(11,213)	(11,002)	(9,604)	(7,284)	(4,853)	(4,209)
Expenses for certain legal proceedings (1)	(2,971)	(69)	(2,600)	(1,895)	(1,951)	(1,098)
Write-down in value of property and equipment	—	—	—	—	—	(162)
Acquisition-related and integration costs	(4,528)	(940)	(209)	—	—	(752)

Selling, General, & Administrative - Non-GAAP	$66,024	$57,913	$49,803	$36,159	$30,845	$26,456
Amortization of acquired intangible assets - GAAP	$3,584	$896	$1,285	$1,270	$1,255	$741
Amortization of acquired intangible assets - Non-GAAP	—	—	—	—	—	—
Write-down in value of property and equipment - GAAP	—	—	—	—	$3,183	—
Write-down in value of property and equipment - Non-GAAP	—	—	—	—	—	—

Operating Income (Loss) - GAAP	$5,847	$935	($151)	($2,092)	($19,000)	($16,791)
Operating Margin - GAAP	3%	1%	(0%)	(1%)	(17%)	(19%)

Operating Income (Loss) - Non-GAAP	$46,526	$30,222	$27,693	$22,936	$2,399	($542)
Operating Margin - Non-GAAP	21%	17%	17%	15%	2%	(1%)

Notes:

1.	Represents legal costs and expenses related to a certain litigation and an arbitration proceeding, which are expected to continue until these matters are resolved.

GAAP to Non-GAAP Reconciliation of EPS

(in thousands, except per share amounts)

	Year Ended December 31,
	2025	2024	2023	2022	2021	2020
GAAP Net Income (Loss)	($640)	$4,057	$3,105	($3,429)	($21,488)	($40,363)
Adjustments to reconcile GAAP Net Income (Loss) to non-GAAP Net Income
Stock-based compensation expense	25,925	25,047	21,484	19,649	12,931	12,463
Amortization of acquired intangible assets	7,255	3,231	3,551	3,484	3,334	1,446
Expenses for certain legal proceedings (1)	2,971	69	2,600	1,895	1,951	1,098
Acquisition-related and integration costs	4,528	940	209	—	—	752
Loss on damaged equipment in-transit, net of (recovery) from previously written-off property and equipment	(663)	608	(105)	—	—	—
Write-down in value of property and equipment	—	—	—	—	3,183 (2)	490
Amortization of debt issuance costs	185	—	—	—	—	—
Tax Impact of the CARES Act (3)	—	—	—	—	—	(1,162)
Tax impact of valuation allowance for deferred tax assets and reconciling items (4)	(2,330)	(1,335)	(2,374)	1,326	3,091	24,471

Non-GAAP Net Income (Loss)	$37,231	$32,617	$28,470	$22,925	$3,002	($805)

GAAP Net Income (Loss) Per Diluted Share	($0.02)	$0.10	$0.08	($0.09)	($0.58)	($1.17)

Non-GAAP Net Income (Loss) Per Diluted Share	$0.94	$0.84	$0.73	$0.60	$0.08	($0.02)

Weighted average common shares used in GAAP net income (loss) per diluted share calculation	39,317	39,047	38,937	37,309	37,138	34,458
Weighted average common shares used in Non-GAAP net income (loss) per diluted share calculation	39,521	39,047	38,937	38,130	37,901	34,458

Notes:

1.	Represents legal costs and expenses related to a certain litigation and an arbitration proceeding, which are expected to continue until these matters are resolved.
2.

Pertains to write-down in value of our first-generation of e-beam tools for Design-for-Inspection systems wherein carrying values may not be fully recoverable due to lack of market demand and future needs of customers for these tools.

3.

The Company recognized a discrete tax benefit recognized from the carryback of net operating losses (“NOLs”) under the CARES Act enacted in March 2020 amounting to $2.3 million through the nine months ended September 30, 2020. Such tax benefit represents refund of cash taxes in the amount of $1.2 million and a release of previously utilized tax attributes of $1.1 million. Due to the full valuation allowance against U.S. deferred tax assets (“DTAs”) recognized in the fourth quarter of 2020, there is no tax benefit from the released tax attributes. The Company does not have any NOLs on a non-GAAP basis and, therefore, it did not recognize this discrete tax benefit in calculating its non-GAAP tax expense and net income (loss). The full year amount represents the refund of cash taxes of $1.2 million.
4.

The difference between the GAAP and non-GAAP income tax provisions is primarily due to the valuation allowance on a GAAP basis and non-GAAP adjustments. For example, on a GAAP basis, the Company does not receive a deferred tax benefit for foreign tax credits or research and development credits after the valuation allowance. The Company’s non-GAAP tax rate and resulting non-GAAP tax expense is not calculated with a full U.S. federal or state valuation allowance due to the Company’s cumulative non-GAAP income and management’s conclusion that it is more likely than not to utilize its net DTAs. Each reporting period, management evaluates the need for a valuation allowance and may place a valuation allowance against its U.S. net DTAs on a non-GAAP basis if it concludes it is more likely than not that it will not be able to utilize some or all of its U.S. DTAs on a non-GAAP basis.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2025 and the other information in this prospectus supplement before deciding to invest in our common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to this Offering and Ownership of our Common Stock

We have broad discretion in the use of the net proceeds from this offering, and we may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Our management will have broad discretion in the application of the net proceeds to us from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. Our management might not apply the net proceeds to us from this offering or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds to us from this offering or our existing cash in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline. Pending their use, we intend to invest the net proceeds from this offering in investment-grade interest-bearing securities with insignificant rates of return. These investments may not yield a favorable return to our stockholders.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

The sale of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have a total of 41,172,377 shares of common stock (or 41,857,623 shares of common stock if the underwriters exercise in full their option to purchase additional shares from us) outstanding. All shares sold in this offering, including the 3,306,924 shares of common stock that the selling stockholder is selling in this offering, will be freely tradable without restriction or further registration under the Securities Act, except for any common stock held by our affiliates, as that term is defined under Rule 144 under the Securities Act (“Rule 144”), including certain of our directors, Section 16 officers and other affiliates. The shares of our common stock beneficially owned by our directors and Section 16 officers following this offering will represent approximately 10.7% of our total outstanding common stock following this offering, or 10.6% if the underwriters exercise in full their option to purchase additional shares from us. Such shares of common stock are “restricted securities” under Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

In connection with this offering, we and our directors and Section 16 officers will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus supplement continuing through the date that is 60 days after the date of this prospectus supplement, except with the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters. See “Underwriting (Conflict of Interest)” for a description of these lock-up agreements. In addition, our shares of common stock subject to outstanding awards or reserved for future issuance under our 2011 Plan and our ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to any vesting agreements.

We may also issue our securities in connection with investments or acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders and the securities issued may have rights that are senior to our common stock.

The issuance or sale of additional shares of our common stock, or rights to acquire shares of our common stock, could depress the trading price of our common stock.

We may conduct future offerings of our common stock, preferred stock or other securities that are convertible into, or exercisable or exchangeable for, our common stock to finance our operations or fund acquisitions, or for other purposes. In addition, as of March 31, 2026, we had 3.2 million shares of common stock available for future issuance under our 2011 Plan; 16 thousand shares of common stock issuable upon the exercise of options outstanding under our 2011 Plan; 1.6 million shares of common stock issuable upon the vesting of restricted stock units outstanding under the 2011 Plan; and 0.5 million shares of common stock available for future issuance under our ESPP. If we issue additional shares of our common stock or rights to acquire shares of our common stock, if any of our existing stockholders sells a substantial amount of our common stock, or if the market perceives that such issuances or sales may occur, then the trading price of our common stock may significantly decline. In addition, our issuance of additional shares of common stock will dilute the ownership interests of our existing common stockholders.

Our estimate of the market size for our solutions may prove to be inaccurate, and even if the market size is accurate, we cannot assure you that we will serve a significant portion of the market.

Our estimates of our total market opportunity within the semiconductor industry, including manufacturing costs, and industry growth rates are subject to significant uncertainty and are based on assumptions and estimates, including our internal analysis and industry experience and third-party data, which may be inaccurate. The variables that go into the calculation of our total addressable market are subject to change over time, and there is no guarantee that any particular number or percentage of current or prospective customers covered by our market opportunity estimates will purchase our solutions at all or generate any particular level of revenue for us. These estimates are, in part, based upon the size of the markets and geographies we target and an estimated range of prices for our current solutions and future development plans. These estimates are also dependent in large part on the expectation that the adoption and use of AI will continue to accelerate in the future, which may or may not occur at the rates or in the ways expected. To estimate the size of our market opportunities and related growth rates, we have relied on market reports by third-party firms and our own internal estimates. While our estimates of the total addressable market opportunity are made in good faith and are based on assumptions and estimates we believe to be reasonable under the circumstances, these estimates and growth forecasts are subject to significant uncertainty, are based on assumptions and estimates that may not prove to be accurate, and are based on our industry knowledge and data published by third parties that we have not independently verified. Our ability to serve a significant portion of this total addressable market is subject to many factors, including our success in implementing our business strategy and ability to maintain or increase our pricing levels, which are subject to many risks and uncertainties.

Moreover, we must continue to enhance and add to our existing markets and introduce our solutions to new markets. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our solutions. Additionally, our capital and operating costs for the foreseeable future are difficult to project, inherently variable and are subject to significant change based on a variety of factors, including regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Accordingly, even if our estimate of the market size is accurate, we cannot assure you that we will serve a significant portion of this estimated market or that our pricing levels will not decline.

Any failure to satisfy financial covenants and/or repayment requirements under our credit agreement could harm our financial condition.

In March 2025, we entered into a credit agreement with the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, and in April 2026, we entered into an amendment to the credit agreement (as amended, the “Credit Agreement”), which provides for a revolving credit facility in an aggregate principal amount of $75 million and a term loan facility in an aggregate principal amount of $25 million.

The Credit Agreement contains affirmative and negative covenants, including, among others, restrictions on the incurrence of debt, the incurrence of liens, the making of investments and distributions, dividends, and stock buy-backs. In addition, the Credit Agreement requires that we maintain a consolidated total net leverage ratio of not greater than 3.00 to 1.00, and a consolidated fixed charge coverage ratio of not less than 1.25 to 1.00. The occurrence of an event of default could result in the termination of commitments under the Credit Agreement, the declaration that all outstanding loans are immediately due and payable in whole or in part and the requirement of cash collateral deposits in respect of outstanding letters of credit.

Any failure to maintain financial covenants under the Credit Agreement or to have sufficient liquidity to either repay or refinance the then outstanding balance at expiration of the Credit Agreement, or upon any violation of the covenants, could materially adversely affect our financial performance. In addition, the Credit Agreement contains, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness.

In addition, our indebtedness could limit our ability to obtain additional financing in the future and have other material consequences, including: increasing our vulnerability to, and limiting our flexibility in planning for, changing business and market conditions, making us more vulnerable to adverse economic and industry conditions; limiting our ability to use proceeds from this or any other offering or divestiture transaction for purposes other than the repayment of debt; and creating competitive disadvantages compared to other companies with less indebtedness.

We have not historically paid dividends on our common stock, and while we may consider doing so in the future, we cannot assure you that we will ever pay cash dividends.

We have never declared or paid cash dividends on our common stock and do not have a current plan to do so. Consequently, investors must rely on sales of their shares of our common stock after price appreciation, which may not occur, as the only way to realize any future gains on their investment. Investors seeking dividends should not purchase shares of our common stock. Any future determination to declare and pay dividends, if any, will be at the discretion of our board of directors and will be subject to or depend on, among other things, our compliance with applicable law, our business prospects, financial condition, results of operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, the terms of any preferred equity securities we may issue in the future, covenants in the agreements governing our current and future indebtedness (including our existing Credit Agreement), other contractual restrictions, industry trends and any other factors or considerations our board of directors may regard as relevant. Any cash dividends paid in the future could affect the trading price of our common stock and decrease our cash reserves, which could reduce the amount of cash we have available to fund working capital, capital expenditures, strategic acquisitions or business opportunities, and other general corporate purposes.

We cannot guarantee that our share repurchase program will be utilized to the full value approved or that it will enhance long-term stockholder value.

In May 2026, our Board of Directors authorized a share repurchase program of up to $50.0 million of shares of our common stock over the next two years from the adoption date. The actual timing and amount of repurchases are subject to business and market conditions, corporate and regulatory requirements, stock price, acquisition opportunities and other factors. The repurchase program does not obligate us to acquire a minimum amount of shares and may be modified, suspended or terminated without prior notice, which may result in a decrease in the trading price of our common stock. The timing and total amount of share repurchases will depend upon market conditions and other factors and may be made from time to time in open market purchases and in privately negotiated transactions, or otherwise. Future decisions to repurchase shares are at the discretion of the board of directors and are based on several factors, including current and forecasted operating cash flows, capital needs, dividend payments, debt levels and cost of borrowing, our share price and current market conditions. The timing and number of shares repurchased are also subject to legal constraints and covenants under the Credit Agreement that limit share repurchases based on a defined ratio. In addition, the Inflation Reduction Act of 2022 introduced a 1% excise tax on share repurchases, which may increase the costs associated with repurchasing shares of our common stock. Even if our share repurchase program is fully implemented, it may not enhance long-term stockholder value or may not prove to be the best use of our cash. Share repurchases could have an impact on the trading price of our common stock, increase the volatility of the price of our common stock or reduce our available cash balance such that we will be required to seek financing to support our operations.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our third amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•

allowing the total number of directors to be determined exclusively (subject to the rights of holders of any series of preferred stock to elect additional directors) by resolution of our board of directors and granting to our board the sole power (subject to the rights of holders of any series of preferred stock) to fill any vacancy on the board;

•	authorizing the issuance of “blank check” preferred stock by our board of directors, without further stockholder approval, to thwart a takeover attempt;

•	prohibiting stockholder action by written consent (and, thus, requiring that all stockholder actions be taken at a meeting of our stockholders);

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at annual stockholder meetings; and

•

requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated bylaws.

These provisions could discourage, delay or prevent a transaction involving a change in control of our company. They could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and cause us to take corporate actions other than those which our stockholders desire. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of our common stock offered by us will be approximately $53.0 million (or approximately $81.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The selling stockholder will be responsible for all reasonable, documented, out-of-pocket costs and expenses with respect to this offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. The selling stockholder will bear the underwriting commissions and discounts, if any, attributable to its sale of our common stock. See “Selling Stockholder.”

We currently intend to use the net proceeds to us from this offering for general corporate purposes, which may include repayment of indebtedness. We will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in investment-grade interest-bearing securities.

CAPITALIZATION

The following table sets forth as of March 31, 2026, our cash and cash equivalents and capitalization on:

•	an actual basis; and

•	an as adjusted basis to give effect to this offering of common stock by us.

The information in this table should be read in conjunction with the information presented under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December  31, 2025 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2026
(in thousands, except per share amounts)	Actual	As adjusted
Cash and cash equivalents	$31,153	$84,156

Long-term debt (including current portion thereof):
Revolving credit facility	$45,000	$45,000
Term loan	22,500	22,500
Unamortized debt discount and issuance costs	(1,048)	(1,048)

Total debt, net	$66,452	$66,452

Stockholders’ equity
Preferred stock, $0.00015 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.00015 par value, 70,000 shares authorized; 52,188 shares issued and 39,911 shares outstanding, actual; 53,449 shares issued and 41,172 shares outstanding, as adjusted	$6	$6
Additional paid-in capital	542,176	595,179
Treasury stock, at cost, 12,277 shares	(169,518)	(169,518)
Accumulated deficit	(89,837)	(89,837)
Accumulated other comprehensive loss	(2,362)	(2,362)

Total stockholders’ equity	$280,465	$333,468

Total capitalization	$346,917	$399,920

The total number of shares of our common stock outstanding after this offering is based on 39,910,993 shares of our common stock outstanding as of March 31, 2026, and excludes:

•	16,302 shares of common stock issuable upon the exercise of options outstanding under the 2011 Plan with a weighted average exercise price of $17.01 per share;

•	1,628,824 shares of common stock issuable upon the vesting of restricted stock units outstanding under the 2011 Plan;

•	3,200,593 shares of common stock reserved for issuance under the 2011 Plan; and

•	523,886 shares of common stock reserved for issuance under the ESPP.

SELLING STOCKHOLDER

The below table and footnotes set forth information with respect to the beneficial ownership of our common stock as of March 31, 2026 by the selling stockholder.

The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 31, 2026, including any shares of our common stock subject to an option that has vested or will vest and be exercisable within 60 days after March 31, 2026. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. More than one person may be deemed to be a beneficial owner of the same securities.

The percentage ownership information shown in the table below with respect to the shares of common stock owned before this offering is based upon 39,910,993 shares of common stock outstanding as of March 31, 2026. The percentage ownership information shown in the table below with respect to shares owned after this offering is based upon 40,410,993 shares of common stock outstanding.

Unless otherwise indicated below, to our knowledge, the selling stockholder listed below has sole voting and investment power with respect to its shares of common stock. The address for the selling stockholder listed below is Advantest America, Inc., 3061 Zanker Road, San Jose, California 95134.

	Common Stock Beneficially Owned Before this Offering		Shares Being Sold in this Offering	Common Stock Beneficially Owned After this Offering
Name of Beneficial Owner	Number of Shares	Percentage of Total Outstanding Common Stock (%)		Number of Shares	Percentage of Total Outstanding Common Stock (%)
Selling Stockholder
Advantest America, Inc.(1)	3,306,924	8.29	3,306,924	—	—

(1)	Advantest America, Inc. is a wholly owned subsidiary of Advantest Corporation. Advantest Corporation may be deemed to beneficially own shares held by Advantest America, Inc.

Securities Purchase Agreement; Stockholder Agreement

The shares (the “Offered Shares”) being offered by the selling stockholder were issued by the Company to Advantest America, Inc. on July 30, 2020. We and the selling stockholder are parties to a securities purchase agreement and a stockholder agreement which provide that, subject to certain triggering events, we may facilitate a registered underwritten offering of the Offered Shares, which this offering is intended to satisfy. Such agreements further provide that the selling stockholder will be responsible for all reasonable, documented, out-of-pocket costs and expenses and shall have the right to make the final pricing decision with respect to the shares to be sold in the offering.

For additional information regarding our strategic partnership with, and related party transactions involving, Advantest Corporation, see Note 13 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 and Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, each of which is incorporated by reference in this prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued and sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION

OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

We have never declared or paid cash dividends on our common stock and do not have a current plan to do so. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which gain may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING (CONFLICT OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we and the selling stockholder have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	2,055,740
Wells Fargo Securities, LLC	730,929
SG Americas Securities, LLC	593,880
Needham & Company, LLC	502,514
Rosenblatt Securities Inc.	228,415
D.A. Davidson & Co.	228,415
Northland Securities, Inc.	228,415
Total:	4,568,308

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.188 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 685,246 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 685,246 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$44.00	$201,005,552.00	$231,156,376.00
Underwriting discounts and commissions to be paid by:
Us	$1.98	$2,497,540.32	$3,854,327.40
The selling stockholder	$1.98	$6,547,709.52	$6,547,709.52
Proceeds, before expenses, to us	$42.02	$53,003,355.68	$81,797,392.60
Proceeds, before expenses, to selling stockholder	$42.02	$138,956,946.48	$138,956,946.48

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $1,000,000. The selling stockholder has agreed to pay our reasonable, documented, out-of-pocket offering expenses incurred in connection with this offering, and the selling stockholder will bear all commissions and discounts from the sale of such selling stockholder’s common stock pursuant to this prospectus supplement.

No Sales of Similar Securities

We have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, subject to certain exceptions specified below, we will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of this prospectus supplement (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, (2) enter into any swap, loan or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward or any other derivative transaction or instrument, however described or defined) that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the common stock, whether any such transaction described in clauses 1 or 2 above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

The foregoing restrictions contained in the preceding paragraph do not apply to (A) the shares of common stock to be sold pursuant to this prospectus supplement, (B) the issuance by us of shares of common stock upon the exercise of an option or warrant (including net exercise), settlement of restricted stock units (including net settlement) or the conversion of a security outstanding on the date hereof as described in this prospectus supplement, (C) the grant of compensatory equity-based awards and/or the issuance of shares of common stock with respect thereto, or the filing of any registration statement on Form S-8 (including any resale registration statement on Form S-8) relating to securities granted, issued or to be granted pursuant to any equity incentive plans or employment benefit plans described in this prospectus supplement, (D) common stock or any securities convertible into, or exercisable or exchangeable for, common stock, or the entrance into an agreement to issue common stock or any securities convertible into, or exercisable or exchangeable for, common stock, in connection with any merger, joint venture, strategic alliances, commercial or other collaborative transaction or the acquisition or license of the business, property, technology or other assets of another individual or entity or the assumption of an employee benefit plan in connection with a merger or acquisition; provided that the aggregate number of common stock or any securities convertible into, or exercisable or exchangeable for, common stock that we may issue or agree to issue pursuant to this clause (D) shall not exceed 10% of our total outstanding share capital immediately following the issuance of the shares to be issued under this prospectus supplement, (E) facilitating the establishment of a trading plan on behalf of any of our stockholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the lock-up period or (F) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in this prospectus supplement. If Morgan Stanley & Co. LLC, in its sole discretion, agrees to release or waive the restrictions on the transfer of shares of common stock set forth in a lock-up agreement for any of our Section 16 officers or directors and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by a press release substantially through a major news service at least two business days before the effective date of the release or waiver.

Additionally, all of our directors and Section 16 officers have entered into lock-up agreements with the underwriters, pursuant to which they have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, such person will not, during the lock-up period, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock owned or hereafter acquired by the signatory or with respect to which the signatory has or acquires the power of disposition (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act)) and securities which may be issued upon exercise of a stock option or warrant by the signatory or any other securities so owned convertible into or exercisable or exchangeable for common stock or (2) enter into any hedging, swap, loan or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward or any other derivative transaction or instrument, however described or defined) that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The foregoing restrictions contained in the preceding paragraph shall not apply to: (a) transactions relating to shares of common stock or other securities acquired in open market transactions after the consummation of this offering, provided that no public report or filing with the SEC is voluntarily made during the lock-up period (and if such a filing is required, such filing must disclose that such transfer was made pursuant to a valid exemption from the lock-up agreement), (b) transfers, dispositions or distributions of shares of common stock or any security convertible into common stock as: (i) a bona fide gift, including, without limitation, to a charitable organization or educational institution, or for bona fide estate or tax planning purposes, (ii) by will, testamentary document or intestacy, (iii) by operation of law, such as pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement, (iv) pursuant to an order of a court or regulatory agency having jurisdiction over the signatory, (v) to any corporation, partnership, limited liability company or other entity of which the signatory or the immediate family of the signatory are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (vi) to any member of the signatory’s immediate family or to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the signatory and/or any member of the signatory’s immediate family, or if the signatory is a trust, to a trustor or beneficiary of the trust or to the estate of the beneficiary of such trust, (vii) to any nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi) above, or (viii) to us upon the signatory’s death, disability or termination of employment or other service relationship with us, (c) if the signatory is not an individual, distributions of shares of common stock or any security convertible into common stock to: (i) another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the signatory, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the signatory or affiliates of the signatory (including, for the avoidance of doubt, where the signatory is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a distribution to limited partners, limited liability company members or stockholders of the signatory or holders of similar equity interests in the signatory, (d) facilitating the establishment of a trading plan on behalf of one or more of our stockholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the signatory or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the lock-up period, (e) transfers to us in connection with the vesting, exercise or settlement of options, warrants, restricted stock units or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, exercise or settlement of such options, warrants, restricted stock units or rights pursuant to an agreement or equity plan described in this prospectus supplement; provided that any shares of common stock received upon such vesting, exercise or settlement shall be subject to the terms of the lock-up agreement, and provided further that, if any filing with the SEC under Section 16(a) of the Exchange Act on Form 4 or Form 5 is required in connection with any such vesting, exercise or settlement, such filing shall indicate in the footnotes thereto that the filing relates to circumstances described in this clause (e), (f) in connection with the sale or other transfer of the signatory’s shares of common stock to satisfy any tax obligations or payments (including estimated taxes) due as a result of (A) the exercise of stock options or (B) the settlement of restricted stock units pursuant to awards granted under an equity plan described in this prospectus supplement, provided that, in each case, any remaining shares of common stock received upon such exercise or settlement shall remain subject to the terms of the lock-up agreement; provided further that, if any filing with the SEC under Section 16(a) of the Exchange Act on Form 4 or Form 5 is required in connection with any such sale or other transfer, such filing shall indicate in the footnotes thereto that the filing relates to circumstances described in this clause (f), (g) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the signatory’s shares of common stock and any other securities subject to the lock-up agreement shall remain subject to the provisions of the lock-up agreement, or (h) the exercise of options, the vesting or settlement of restricted stock units or other equity awards or the exercise of warrants granted pursuant to our equity plans or agreements described in this prospectus supplement; provided that any shares of common stock received upon such vesting, exercise or settlement shall be subject to the terms of the lock-up agreement, subject to certain conditions.

Each director and Section 16 officer also agreed that, without the consent of Morgan Stanley & Co. LLC, it will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Nasdaq Global Select Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “PDFS”.

Short Positions

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We currently intend to use the net proceeds to us from this offering for general corporate purposes, which may include the repayment of indebtedness. Because an affiliate of Wells Fargo Securities, LLC is the administrative agent under our Credit Agreement and may receive at least 5% of the net proceeds of this offering, Wells Fargo Securities, LLC could be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, none of the underwriters having a “conflict of interest” will confirm sales to discretionary accounts without the prior specific written consent of the account holder.

Bernstein Institutional Services LLC is serving as selling agent on behalf of SG Americas Securities, LLC in the offering described herein. Bernstein Institutional Services LLC and certain of its affiliates may provide investor feedback, research, market sounding, block monitoring, market intelligence, historical market or trading information, and origination and deal execution support to SG Americas Securities, LLC in connection with this offering and may also provide such services in the general course of business.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of our common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

a.to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b.to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

c.in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of our common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of common stock which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that shares of our common stock may be offered to the public in the UK at any time:

a.to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

c.in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares of our common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our common stock in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Brazil

The offer and sale of our shares of common stock has not been, and will not be, registered (or exempted from registration) with the Brazilian securities commission, Comissão de Valores Mobiliários, or CVM, and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM resolution No. 160, dated July 13, 2022, as amended (“CVM Resolution 160”), or unauthorized distribution under Brazilian laws and regulations. The shares of our common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire our shares of common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland.

This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”), (ii) to a relevant person or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of common stock are subscribed or purchased under Section 275 by a relevant person which is:

a. a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b. a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired shares of common stock under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulation 2018.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate for their needs, objectives, and circumstances and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The underwriters are being represented by Goodwin Procter LLP in connection with this offering.

EXPERTS

The consolidated financial statements of PDF Solutions, Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2025, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the reports of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.pdf.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Our third amended and restated certificate of incorporation, as amended, our amended and restated bylaws and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026.

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2026.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 7, 2026.

•	Our Current Report on Form 8-K filed with the SEC on April 24, 2026.

•

The description of our common stock contained in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus by writing or telephoning us at the following address:

PDF Solutions, Inc.

Attn: Corporate Secretary

2858 De La Cruz Blvd.

Santa Clara, California 95050

(408) 280-7900

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

PDF SOLUTIONS, INC.

Common Stock

We may offer and sell, and the selling securityholders may offer and sell, shares of common stock, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus, to the extent necessary, that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PDFS.” On May 12, 2026, the last reported sale price of our common stock on the Nasdaq Global Select Market was $50.95 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings and the selling securityholders may sell shares of common stock from time to time and in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “PDF,” “PDF Solutions,” “we,” “our,” “us” and the “Company” in this prospectus, we mean PDF Solutions, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of our common stock.

1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to: our business strategy and objectives; our intellectual property and proprietary software, information and technology; our sales and marketing strategy, expectations regarding strategic alliances and relationships; investments in research and development; industry trends; macroeconomic factors, inventories, and demand; changing export controls and sanctions; U.S. administrative initiatives; investments in semiconductor manufacturing; geopolitical tensions and conflicts; fluctuations in our quarterly results; and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

The forward-looking statements contained in this prospectus are based on management’s current beliefs and assumptions and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to numerous factors, many of which are beyond our control, including the risks detailed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and as such risk factors may be updated from time to time in our periodic filings with the SEC, which filings are incorporated or deemed to be incorporated by reference into this prospectus and are accessible on the SEC’s website at www.sec.gov. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive. Consequently, we caution investors not to place undue reliance on any forward-looking statements, as no forward-looking statement can be guaranteed, and actual results may vary materially.

Any forward-looking statements made by us in this prospectus speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. Except as required by law, we do not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

2

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.pdf.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026.

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2026.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 7, 2026.

•	Our Current Report on Form 8-K filed with the SEC on April 24, 2026.

•

The description of our Common Stock contained in Exhibit 4.03 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

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You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

PDF Solutions, Inc.

Attention: Secretary

2858 De La Cruz Boulevard

Santa Clara, California 95050

(408) 280-7900

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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THE COMPANY

Overview

We provide comprehensive data solutions designed to empower organizations across the semiconductor and electronics ecosystems to improve the yield and quality of their products and operational efficiency for increased profitability. We derive revenues from two categories, Platform and Volume-based fees. Our offerings that contribute to Platform revenue are licenses for software (other than Cimetrix runtime licenses) and related software maintenance and technical support services; software-as-a-service; engineering services; fixed fees associated with Characterization Vehicle systems; and licenses and purchase contracts for DirectScan systems. Volume-based revenue is derived from Cimetrix runtime licenses, secureWISE data, and variable/royalty fees associated with CV systems (sometimes referred to as Gainshare). Our products and services have been sold to integrated device manufacturers, fabless semiconductor companies, foundries, out-sourced semiconductor assembly and test, capital equipment manufacturers, and system houses.

Corporate Information

Our certificate of incorporation currently in effect is our Third Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 1, 2001, as amended by the Certificate of Amendment thereto filed with the Secretary of State of the State of Delaware on June 20, 2024. Our principal executive offices are located at 2858 De La Cruz Boulevard, Santa Clara, California 95050, and our telephone number at that location is (408) 280-7900. Our website address is www.pdf.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus or the registration statement of which it forms a part, and you should not consider any such information in deciding whether to purchase our securities.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, operational, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Special Note Regarding Forward Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, each of which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our authorized capital stock consists of 75,000,000 shares, each with a par value of $0.00015 per share, of which 70,000,000 shares are designated as common stock and 5,000,000 shares are designated as preferred stock. Our shares of capital stock are represented by certificates, unless our board of directors provides by resolution that some or all of any class or series of our stock will be uncertificated. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by the vote of the majority of the votes cast with respect to that director’s election; provided, that if, as of the 10th day preceding the date on which the Company first mails its notice of meeting for such meeting to stockholders, the Company has received a stockholder’s notice of nominations of persons for election to the board of directors at such meeting, the directors shall be elected by the vote of a plurality of the votes cast at such meeting. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Stock Market LLC.

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Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that the board of directors is divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as reasonably possible, with each class serving a three-year staggered term. As a result, approximately one-third of our directors are elected each year. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any director, or the entire board of directors, may be removed from office, with or without cause, by the holders of a majority of the voting power of the then-outstanding shares of our voting stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes may be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock, voting together as a single class, or (ii) the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Subject to the rights of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the number of directors shall, unless the board of directors determines that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum, or by a sole remaining director.

Special Meetings of Stockholders

Our amended and restated bylaws provide that a special meeting of the stockholders may be called at any time by the board of directors, by the chairperson of the board, or by the president. Our amended and restated bylaws require that the notice for a special meeting specify the purpose or purposes for which the meeting is called, and business at any special meeting is limited to the purpose or purposes stated in the notice.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that no action shall be taken by the stockholders other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of our bylaws, and no action shall be taken by the stockholders by written consent. Accordingly, stockholder action by written consent is prohibited.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws require that any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth therein. In addition, our amended and restated bylaws contain a proxy access provision that, subject to specified eligibility, ownership, procedural and disclosure requirements, permits an eligible stockholder, or a group of up to 20 eligible stockholders, that has owned at least 5% of our outstanding common stock continuously for at least three years to include in our proxy materials for an annual meeting of stockholders director nominees constituting up to the greater of two or 20% of our board of directors.

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Approval for Amendment of Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of holders of a majority in voting power of outstanding shares entitled to vote on the matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote is required to amend or adopt our bylaws by stockholder action. The board of directors is also expressly authorized to adopt, amend or repeal our bylaws. Our amended and restated certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained therein, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation.

Business Combinations

We are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any business combination (as defined in Section 203) with any interested stockholder (as defined in Section 203) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding specified shares) or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Exclusive Venue

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against us or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, (iv) any action asserting a claim related to or involving the Company or any director, officer, stockholder, employee or agent of the Company that is governed by the internal affairs doctrine of the State of Delaware, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. The Delaware exclusive forum provision described above does not apply to any suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock will be deemed to have notice of and consented to the foregoing forum selection provisions. Although our amended and restated bylaws contain the exclusive forum provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same may be amended from time to time, no director or officer of the Company shall be personally

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liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of our directors and officers will be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Our amended and restated certificate of incorporation also authorizes us, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) our agents and other persons through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PDFS.”

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SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

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PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

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LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of PDF Solutions, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of PDF Solutions, Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2025, incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the reports of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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4,568,308 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

Wells Fargo Securities	Societe Generale	Needham & Company

Rosenblatt Securities	D.A. Davidson & Co.	Northland Capital Markets

May 13, 2026